CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated May 15, 2019 on the financial statements of Hire Quest, LLC for the year ended December 31, 2018 in the Amended Current Report on Form 8-K/A of Command Center, Inc. dated August 23, 2019, related to its acquisition of Hire Quest, LLC.

/s/ Plante & Moran, PLLC

Denver, Colorado

August 23, 2019